Exhibit 99.1

NEWS RELEASE

Corporate Headquarters

96 South George Street

York, Pennsylvania 17401 U.S.A.

www.glatfelter.com

For Immediate Release	Contact:
Eileen L. Beck
(717) 225-2793
eileen.beck@glatfelter.com

Glatfelter Announces Changes to Its Operating Model and Key Leadership

York, Pennsylvania – March 1, 2019 – Glatfelter (NYSE: GLT), a leading global supplier of engineered materials, today announced it is launching the next steps in its strategic transformation, that will migrate the Company from a business unit structure to a functional operating model.

“We have laid the foundation for reshaping our business through a number of actions in 2018, including the first shipment of commercial products from our new state-of-the-art airlaid facility in Fort Smith, Arkansas, acquiring Georgia-Pacific’s European nonwovens business in Steinfurt, Germany, and completing of the sale of the Specialty Papers business. We are now accelerating the next phase of our strategic transformation to leverage our core competencies in engineered materials for maximizing growth opportunities and value for our shareholders,” said Dante C. Parrini, Chairman and Chief Executive Officer.  “The initiative being announced today will target an organizational structure that is leaner and built for greater speed and efficiency.  By migrating to a functional operating structure, we will create a more integrated and synergistic Company,” Mr. Parrini added.

As part of this effort, a team of individuals will be leading function-specific workstreams to fully identify the value and opportunities of moving to a functional operating model.  Based on the work completed to date, the Company remains confident in its ability to achieve the previously-announced expected corporate cost savings of $14 million to $16 million by the end of 2019.  Potential incremental savings and improving overall business performance will be the focus of the workstream groups. The Company expects to complete the work this summer and will provide details around total expected benefits and implementation costs at that time.

Given the planned migration to a functional model, Glatfelter also announced certain key leadership changes.  Samuel L. Hillard, who currently serves as Vice President, Corporate Development & Strategy, has been named Senior Vice President, Chief Financial Officer, effective immediately.  He succeeds John P. Jacunski, Executive Vice President and Chief Financial Officer, who is leaving the Company to pursue other opportunities.  Mr. Hillard will continue to be responsible for corporate development and strategy in addition to serving as Chief Financial Officer.  He will continue to report to Mr. Parrini.

Mr. Hillard joined Glatfelter in March 2016 as Vice President, Corporate Development & Strategy.  Prior to joining Glatfelter, he served in Vice President roles within Corporate Development at Dover Corporation as well as SPX Corporation.  Sam also previously worked for the Blackstone Group.  Sam holds a Masters in Business Administration from Harvard Business School and a Bachelor of Business Administration in Finance from the University of Notre Dame.

Martin Rapp, Senior Vice President and Business Unit President of Composite Fibers, will be leaving the Company effective October 1, 2019. The responsibilities of Mr. Rapp’s current role will be redefined as part of the leadership structure associated with the functional model.

“I want to thank both Martin and John for their leadership and contributions to Glatfelter throughout their tenure, especially their work with the strategic activities involved in reshaping our business to date,” said Mr. Parrini.  “Sam’s leadership in the transformation of the Company has been outstanding.  His experience in driving the Company’s strategic outcomes in 2018 will serve him well in his expanded role as we migrate to the new operating model.”

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements. Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to changes in industry, business, market, and economic conditions, demand for or pricing of its products, market growth rates and currency exchange rates. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter (NYSE: GLT) is a leading global supplier of engineered materials. The Company’s high-quality, innovative and customizable solutions are found in tea and single-serve coffee filtration, personal hygiene and packaging products as well as home improvement and industrial applications. Headquartered in York, PA, the Company’s annualized net sales approximate $950 million with customers in over 100 countries and approximately 2,600 employees worldwide. Operations include eleven manufacturing facilities located in the United States, Canada, Germany, France, the United Kingdom and the Philippines. Additional information about Glatfelter may be found at www.glatfelter.com.